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                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of November 21, 2003

                                     between

                             TRIARC COMPANIES, INC.,
                                    as Issuer

                                       and

                            WILMINGTON TRUST COMPANY,
                                   as Trustee

                 ----------------------------------------------

                          5% Convertible Notes Due 2023




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                  FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of November 21, 2003, between TRIARC COMPANIES, INC., a Delaware corporation (the "Company"), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee under the Indenture referred to below (the "Trustee").

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of May 19, 2003 (the "Original Indenture" and, together with the Supplemental Indenture, the "Indenture"), pursuant to which the Company duly issued its 5% Convertible Notes due 2023 (the "Notes") in the aggregate principal amount of $175 million;

                  WHEREAS, Section 10.01(f) of the Original Indenture provides that the Company, when authorized by resolutions of the Board of Directors certified by the Secretary or Assistant Secretary of the Company, and the Trustee may enter into supplemental indentures without the consent of the Noteholders for the purpose of, among other things, making such other provisions in regard to matters or questions arising under the Indenture that shall not materially adversely affect the interests of the holders of the Notes;

                  WHEREAS, on August 11, 2003, the Company declared a special stock dividend (the "Stock Dividend") of two shares of Class B Common Stock, Series 1, par value $0.10 per share (the "Class B Stock"), for each outstanding share of Class A Common Stock, par value $0.10 per share (the "Class A Common Stock") to be paid on September 4, 2003 to holders of record of Class A Common Stock on August 21, 2003;

                  WHEREAS, pursuant to Section 14.05(d) of the Original Indenture, in lieu of effecting an adjustment to the Conversion Rate as a result of the Stock Dividend the Company has instead elected to reserve shares of Class B Stock for distribution to Noteholders upon conversion of the Notes so that any such holder converting Notes will receive upon such conversion, in addition to shares of Common Stock to which such holder is entitled, the amount of Class B Stock which such holder would have received if such holder had converted its Notes into Common Stock immediately prior to the record date for the Stock Dividend (the "Reserved Class B Stock");

                  WHEREAS, it is anticipated that the Closing Sale Price of the Common Stock will be affected by the issuance of the shares of Class B Stock in the Stock Dividend;

                  WHEREAS, the right of holders to convert Notes as provided under Section 14.01(a)(i) of the Original Indenture is determined based on the Closing Sale Price of the Common Stock exceeding 120% of the Conversion Price for a specified period;





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                  WHEREAS, the right of holders to convert Notes as provided under Section 14.01(a)(ii) is determined based on the Trading Price of the Notes being less than, for a specified period, 95% of the product of (i) the Closing Sale Price of the Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of the Notes;

                  WHEREAS, the Company believes it is equitable and appropriate to provide for a conversion right, in addition to the rights contained in Sections 14.01(a)(i) and (ii), in recognition of the anticipated effect of the Stock Dividend on the Closing Sale Price of the Common Stock and thereby the holders' rights to convert the Notes under Sections 14.01(a)(i) and (ii);

                  WHEREAS, Section 14.05 of the Original Indenture provides for adjustments to the Conversion Rate that result from certain actions taken by the Company with respect to the Common Stock and Section 14.06 of the Original Indenture addresses the consequences of a reclassification or change of the outstanding shares of Common Stock and a consolidation, merger or combination of the Company or a sale or conveyance of all or substantially all of the properties and assets of the Company as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock;

                  WHEREAS, the Company believes it is equitable and appropriate to provide for adjustments to the Reserved Class B Stock in the event that the Company takes actions with respect to the Class B Stock of the type described in
Section 14.05 and provide for the consequences to the Reserved Class B Stock upon the occurrence of an event or transaction of the type described in Section 14.06; and

                  WHEREAS, the Company and the Trustee wish and have agreed to execute and deliver this Supplemental Indenture as herein provided and all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized by all necessary parties.

                  NOW, THEREFORE, for and in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders of the Notes as follows:

                  SECTION 1. Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture.

                  SECTION 2. The Original Indenture is hereby amended as follows:

                  (a) The following definitions are added to Section 1.01:





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                           "Class B Stock" means Class B Common Stock, Series 1,
                           par value $0.10 per share, of the Company.

                           "Reserved Class B Stock" means the amount of Class B Stock which a Noteholder would have received in connection with the Class B Stock dividend declared by the Company on August 11, 2003 if such holder had converted its Notes into Common Stock immediately prior to the record date for such dividend.

                  (b) Section 1.01 is hereby further amended by changing the definition of "Closing Sale Price" to read, in its entirety, as follows:

                           "Closing Sale Price" of the shares of Common Stock or Class B Stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) of the Common Stock or the Class B Stock, as applicable, on such date as reported in composite transactions for the principal United States securities exchange on which shares of Common Stock or Class B Stock, as applicable, are traded or, if the shares of Common Stock or Class B Stock, as the case may be, are not listed on a United States securities exchange, as reported by the Nasdaq system or by the National Quotation Bureau Incorporated. In the absence of such quotations, the Company shall be entitled to determine the Closing Sale Price of the Common Stock or Class B Stock, as applicable, on the basis of such quotations as it considers appropriate. Closing Sale Price shall be determined without reference to extended or after hours trading.

                  (c) In Section 14.01(a) the word "or" is hereby deleted immediately before clause (iv) and at the end of clause (iv) a semi-colon and the word "or" are hereby inserted and the following new clauses (v) and (vi) are hereby added:

                           (v) during any fiscal quarter commencing after June 29, 2003, if the Combined Closing Sale Price exceeds 120% of the Conversion Price for at least 20 Trading Days in the 30 consecutive Trading Day period ending on the last Trading Day of the immediately preceding fiscal quarter (it being understood for purposes of this Section 14.01(a)(v) that the Conversion Price in effect at the close of business on each of the 30 consecutive Trading Days should be used). For purposes of this Section
                                    14.01(a)(v), Section 14.05(a)(vi) and
                                    Section 14.12, "Combined Closing Sale Price" shall mean the sum of (x) the Closing Sale Price per share of the Common Stock and (y) the product of




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                                    (A) two multiplied by (B) the Closing Sale
                                    Price of the Class B Stock.

                           (vi) during each of the five Business Day periods after any ten consecutive Trading Day period in which the Trading Price per $1,000 principal amount of the Notes for each day of such ten day period was less than 95% of the product of the Combined Closing Sale Price on the applicable date and the number of shares of Common Stock issuable upon conversion of $1,000 principal amount of Notes.

                  (d) A new Section 14.12 is hereby added to the Original Indenture to read in its entirety as follows:

                                    Section 14.12 Adjustments to the Reserved
                                    Class B Stock. On August 11, 2003 the Board of Directors of the Company declared a special stock dividend (the "Stock Dividend") on each share of Common Stock payable in two shares of Class B Stock on September 4, 2003 to the holders of record of the Common Stock on August 21, 2003 (the "Stock Dividend Record Date"). Pursuant to
                                    Section 14.05(d), in lieu of effecting an adjustment to the Conversion Rate, the Company elected to reserve shares of Class B Stock for distribution to the Noteholders upon conversion of the Notes so that any such holder converting Notes will receive upon such conversion, in addition to the shares of Common Stock to which such holder is entitled, the number of shares of Class B Stock which such holder would have received if such holder had converted its Notes immediately prior to the Stock Dividend Record Date. In case the Company shall take any action with respect to the Class B Stock of the type described in Section 14.05(a),
                                    (b), (c), (d) or (f) that would have
                                    required an adjustment to the Conversion
                                    Rate if such action had been taken with
                                    respect to the Common Stock, the Company shall effect an adjustment to the number of shares of Reserved Class B Stock so as to, in the reasonable judgment of the Board of Directors of the Company, approximate the adjustments provided for under Section 14.05(a), (b), (c), (d) or (f), as the case may be, with respect to the Common Stock. In addition, in case the Company shall distribute a cash dividend on its Class B Stock and/or its Common Stock (other than in connection with a liquidation, dissolution or winding up of the Company) in an amount such that the aggregate percentage of all such dividends declared during the twelve-month period through and including the





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                                    applicable date of declaration (calculated
                                    as the sum of the percentages that (i) two times each such dividend on one share of Class B Stock during the period and (ii) each such dividend on one share of Common Stock during the period represents of the average Combined Closing Sale Price (as defined in Section 14.01(a)(v)) during the ten Trading Days immediately prior to the declaration date of the applicable dividend) exceeds 5%, then the Company shall effect an adjustment to the number of shares of Reserved Class B Stock (and, if appropriate in the reasonable judgment of the Board of Directors, an adjustment to the Conversion Rate of the Common Stock) so as to, in the reasonable judgment of the Board of Directors of the Company, approximate the adjustment provided for under Section 14.05(e) with respect to the Common Stock. Similarly, if an event or transaction of the type described under Section 14.06 occurs that affects the Class B Stock, the Company shall take such actions with respect to the Reserved Class B Stock as, in the reasonable judgment of the Board of Directors, is necessary to approximate the results that would obtain under Section 14.06 with respect to the Common Stock.

                  SECTION 3. The Company agrees that the Trustee is permitted
(i) to place a notation about this Supplemental Indenture on the Notes in accordance with the provisions of Section 10.04 of the Original Indenture and
(ii) to modify new Notes to conform to this Supplemental Indenture, which shall be authenticated and delivered by the Trustee in exchange for outstanding Notes.

                  SECTION 4. The Trustee accepts this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby supplemented.

                  SECTION 5. The Indenture, supplemented as hereinabove set forth, is in all respects ratified and confirmed, and the terms and conditions thereof, supplemented as hereinabove set forth, shall be and remain in full force and effect.

                  SECTION 6. The recitals contained in this Supplemental Indenture shall be taken as the statements made solely by the Company, and the Trustee shall have no liability or responsibility for their correctness and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by





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corporate action or otherwise, (iii) the due execution hereof by the Company or
(iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

                  SECTION 7. Upon the execution and delivery hereof by the Company and the Trustee, the Indenture shall become effective and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

                  SECTION 8. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                  SECTION 9. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Supplemental Indenture to be duly executed, as of the date first above written.

                                 TRIARC COMPANIES, INC., as Issuer


                                 By:  /s/ Francis T. McCarron
                                      ----------------------------------
                                      Name: Francis T. McCarron
                                      Title: Senior Vice President and
                                             Chief Financial Officer


                                 WILMINGTON TRUST COMPANY,
                                 as Trustee

                                 By:  /s/ Michael G. Oller Jr.
                                      ----------------------------------
                                      Name:  Michael G. Oller Jr.
                                      Title: Senior Financial Services Officer